Exhibit 4.8

DESCRIPTION OF REGISTRANT’S SECURITIES

As of December 31, 2021, Silvergate Capital Corporation (the “Company,” “we,” or “our”) had two class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), and our Depositary Shares each representing a 1/40th interest in a share of 5.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the "Series A Preferred Stock").

DESCRIPTION OF CLASS A COMMON STOCK
General

The following description of the current terms of our capital stock is a summary and is not meant to be complete. It is qualified in its entirety by reference to the Maryland General Corporation Law (the “MGCL”), federal law, the Company’s Articles of Incorporation, as amended (the “Articles”) and the Company’s Amended and Restated Bylaws (the “Bylaws”).

Authorized Capital Stock

We are authorized by our Articles to issue up to (i) 125,000,000 shares of Class A Common Stock, (ii) 25,000,000 shares of Class B Common Stock, par value $0.01 per share, and (iii) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

Voting Rights

Each holder of our Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. The members of our board of directors (the “Board”) are elected by a plurality of the votes cast. Our Articles expressly prohibit cumulative voting.

No Preemptive or Similar Rights

Holders of our Class A Common Stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of our capital stock upon any future issuance of shares.

Dividend Rights

Subject to certain regulatory restrictions and to the rights of holders of any preferred stock that we may issue, all shares of our Class A Common Stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by our Board.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, all shares of our Class A Common Stock would be entitled to share equally in all our remaining assets available for distribution to our shareholders after payment of creditors and subject to any prior distribution rights related to our preferred stock.

Business Combinations under our Articles and Maryland Law

Amendment of the Articles

In general and except for increases or decreases to our authorized shares of Class A and Class B Common Stock and any class of capital stock, which may be approved by our Board without shareholder approval, our Articles may be amended upon the vote of holders of two-thirds of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, which is the minimum vote required under Maryland law.

Restrictions on Business Combinations with Interested Shareholders

Section 3-602 of the MGCL, as in effect on the date hereof, imposes conditions and restrictions on certain “business combinations” (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation’s stock, or an interested shareholder. Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation’s board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation’s outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common shareholders receive a “fair price” (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares.

Control Share Acquisition Statute

Under the MGCL’s control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s charter or bylaws permit the acquisition of such shares prior to the acquiring person’s acquisition thereof. Unless a corporation’s charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at “fair value” if the voting rights are not approved or if the acquiring person does not deliver a “control share acquisition statement” to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder’s meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than 50% of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Pursuant to the terms of our Bylaws, we have opted out from the operation of the control share acquisition law. As such, the above described control share acquisition statute is not applicable to us.

Certain Provisions Potentially Having an Anti-Takeover Effect

Our Articles and Bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for our Class A and Class B Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of our Class A and Class B Common Stock and the removal of our directors or management. These provisions:

•empower our Board, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

•empower our Board, without shareholder approval,to amend our Articles to increase or decrease our authorized shares of Class A and Class B Common Stock and any class of capital stock that we have the authority to issue;

•divide our Board into three classes serving staggered three-year terms;

•provide that directors may be removed from office for cause upon a majority shareholder vote and may be removed from office without cause only upon a 80% shareholder vote;

•eliminate cumulative voting in elections of directors;

•permit our Board to alter, amend or repeal our bylaws or to adopt new bylaws;

•require the request of holder of at least one-fifth of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders' meeting;

•prohibit shareholder action by less than unanimous written consent, thereby requiring virtually all actions to be taken at a meeting of the shareholders;

•require shareholders that wish to bring business before our annual meeting of shareholders or nominate candidates for election as directors at our annual meeting of shareholders to provide timely notice of their intent in writing; and

•enable our Board to increase, between annual meetings, the number of persons serving as directors and to fill vacancies created by such increase by a majority vote of the directors present at a meeting of directors.

Our Bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

Restrictions on Ownership of Company Common Stock

The Bank Holding Company Act of 1956 (the “BHCA”) generally permits a company to acquire control of the Company with the prior approval of the Federal Reserve Board. However, any such company is restricted to banking activities, other activities closely related to the banking business as determined by the Federal Reserve Board and, for some companies, certain other financial activities. The BHC Act defines control in general as ownership of 25% or more of any class of voting securities, the authority to appoint a majority of the board of directors or other exercise of a controlling influence. Federal Reserve Board regulations provide that ownership of 5% or less of a class of voting securities is not control. As a policy matter, if a company owns more than 7.5% of a class of voting securities, the Federal Reserve Board expects the company to consult with the agency and in some cases will require the company to enter into passivity or anti-association commitments. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company following the offering, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Stock Exchange Listing

Our Class A Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol “SI.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF PREFERRED STOCK
General

We have 200,000 shares of preferred stock issued and outstanding of which 200,000 are Series A Preferred Stock and the “stated amount” per share of the Series A Preferred Stock is $1,000.

Ranking

With respect to the payment of dividends by, and distributions of assets upon any liquidation, dissolution or winding up of, the Company, the Series A Preferred Stock will rank:

•senior to our common stock and any class or series of our stock that ranks junior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets upon our liquidation, dissolution or winding up, referred to herein as "junior stock";

•senior to or on a parity with each other series of our preferred stock we may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock), as provided in the articles supplementary relating to such preferred stock or otherwise; and

•junior to all existing and future indebtedness and other non-equity claims on us.

Dividend

General

Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, or a duly authorized committee thereof, only out of funds legally available for the payment of dividends, non-cumulative cash dividends payable on the stated amount of $1,000 per share at a rate of 5.375% per annum, and no more, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, each such date referred to herein as a “dividend payment date”, with respect to the dividend period (or portion thereof) ending on the day preceding such respective dividend payment date. In the event that we issue additional shares of Series A Preferred Stock after the original issue date, those shares will be entitled to dividends that are declared on or after the date they are issued.

Dividends payable on the Series A Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under “Preferred Stock — Redemption,” unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.

Restrictions on Dividends, Redemptions and Repurchases

So long as any share of Series A Preferred Stock remains outstanding, unless dividends on all outstanding shares of Series A Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, (i) no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any junior stock, (ii) no monies may be paid or made available for a sinking fund for the redemption or retirement of junior stock, and (iii) no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, subject to certain exceptions.

“Parity stock” means any other class or series of stock of the Company that ranks on a parity with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Dividend parity stock” means any class or series of our stock that ranks on a parity with the Series A Preferred Stock in the payment of current dividends. As of December 31, 2021, there are no series of parity stock outstanding.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors, or a duly authorized committee thereof, may be declared and paid on our common stock and any other junior stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

Optional Redemption

The Series A Preferred Stock is perpetual and has no maturity date. The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. We may redeem the Series A Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after August 15, 2026 and in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined in the Articles Supplementary), in each case, at a redemption price equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date.

The Series A Preferred Stock are not subject to any mandatory redemption, sinking fund or other similar provisions. Neither the holders of the Series A Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series A Preferred Stock.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, before any distribution or payment out of our assets may be made to or set aside for the holders of any junior stock, holders of the Series A Preferred Stock are entitled to receive out of our assets legally available for distribution to our stockholders (i.e., after satisfaction of all our liabilities to creditors, if any) an amount equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the date of such payment, referred to herein as the “liquidation preference”. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

For purposes of this section, the merger, consolidation or other business combination of the Company with any other entity, including a transaction in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease, conveyance, transfer or exchange of all or substantially all of the assets of the Company for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

Except as provided below or otherwise required by law, the holders of the Series A Preferred Stock have no voting rights.

Right to Elect Two Directors upon Nonpayment of Dividends

If and whenever dividends payable on Series A Preferred Stock or any class or series of parity stock having voting rights equivalent to those described in this paragraph, referred to herein as the “voting parity stock”, have not been declared and paid (or, in the case of voting parity stock bearing dividends on a cumulative basis, shall be in arrears) in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent, whether or not consecutive, referred to herein as a “nonpayment event”, the number of directors on the board of directors shall automatically be increased by two and the holders of Series A Preferred Stock, together with the holders of any outstanding voting parity stock then entitled to vote for additional directors, voting together as a single class in proportion to their respective stated amounts, shall be entitled to elect by a plurality of the votes cast the two additional directors, or the preferred stock directors; provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the NYSE (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two preferred stock directors (including, for purposes of this limitation, all directors that the holders of any series of voting preferred stock are entitled to elect pursuant to like voting rights).

When (i) dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series A Preferred Stock on four consecutive dividend payment dates following a nonpayment event and (ii) the rights of holders of any voting parity stock to participate in electing the preferred stock directors shall have ceased, the right of holders of the Series A Preferred Stock to participate in the election of preferred stock directors shall cease (but subject always to the revesting of such voting rights in the case of any future nonpayment event), the terms of office of all the preferred stock directors shall immediately terminate, and the number of directors constituting our board of directors shall automatically be reduced accordingly.

Other Voting Rights

So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or our Articles, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock, voting together with any other series of preferred stock that would be adversely affected in substantially the same manner and entitled to vote as a single class in proportion to their respective stated amounts (to the exclusion of all other series of preferred stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to:

•amend or alter our Articles to authorize or increase the authorized amount of, or issue shares of, any class or series of our capital stock ranking prior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

•amend, alter or repeal the provisions of our Articles so as to materially and adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; or

•consummate (i) a binding share-exchange or reclassification involving the Series A Preferred Stock or (ii) a merger or consolidation of the Company with or into another entity (whether or not a corporation), unless in each case (A) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the Series A Preferred Stock is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and (B) such shares remain outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole.

Preemptive and Conversion Rights

The holders of the Series A Preferred Stock do not have any preemptive rights. The Series A Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We have issued depositary shares each representing a 1/40th ownership interest in a share of Series A Preferred Stock, which are evidenced by depositary receipts. We have deposited the underlying shares of the Series A Preferred Stock with the Depositary pursuant to the Series A Deposit Agreement. Subject to the terms of the Series A Deposit Agreement, each holder of a depositary share is entitled, through the Depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Dividends and Other Distributions

Each dividend payable on a depositary share shall be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series A Preferred Stock. The Depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of depositary shares relating to the underlying Series A Preferred Stock in proportion to the number of depositary shares held by the holders.

Redemption of Depositary Shares

If we redeem the Series A Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series A Preferred Stock held by the Depositary. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date, on the shares of the Series A Preferred Stock.

Voting of the Series A Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock, holders of depositary receipts are entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to a vote, as described above in “Preferred Stock — Voting Rights.”

When the Depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the Depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the Depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the Depositary will vote the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Stock, it will vote all depositary shares held by it proportionately with instructions received.

Depositary Agent, Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the depositary and transfer agent and registrar for the depositary shares. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of the prior depositary’s removal.

Form and Notices

The Series A Preferred Stock is issued in registered form to the depositary, and the depositary shares are issued in book-entry form through DTC. The depositary will forward to the holders of the depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series A Preferred Stock.

Stock Exchange Listing of Depositary Shares

The depositary shares are listed on the NYSE under the symbol “SI PRA.”